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Exhibit 10.3

FORM OF INDEMNIFICATION AND TAX MATTERS AGREEMENT

        This INDEMNIFICATION AND TAX MATTERS AGREEMENT (this "Agreement"), dated as of [                        ], 2007, is by and between DG FastChannel, Inc., a Delaware corporation (the "Purchaser"), and New 360, a California corporation (the "PPB Sub"). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

        WHEREAS, the Purchaser is a party to that certain Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among the Purchaser, POINT.360, a California corporation (the "Company"), and the PPB Sub, a wholly-owned subsidiary of the Company (as amended or supplemented, the "Merger Agreement"), pursuant to which, among other things, the Purchaser shall acquire the ADS Business of the Company;

        WHEREAS, the PPB Sub is a party to that certain Contribution Agreement, dated as of April 16, 2007, by and among the PPB Sub, the Purchaser and the Company (as amended or supplemented, the "Contribution Agreement"), pursuant to which, among other things, the PPB Sub acquired the non-ADS Business of the Company;

        WHEREAS, upon the consummation of the transactions contemplated by the Merger Agreement, the Purchaser shall become the successor-in-interest to the Company under the Contribution Agreement; and

        WHEREAS, as a condition of consummating the transactions contemplated by the Merger Agreement on the Acceptance Date, the parties hereto are executing this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

        SECTION 1.    INDEMNIFICATION

        (a)    Indemnification by the PPB Sub.    Subject to the provisions of this Agreement, from and after the Acceptance Date, the PPB Sub shall indemnify, defend and hold harmless the Purchaser and each of its affiliates and each of the Purchaser's and its affiliates' respective officers, directors, employees, agents and representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all losses, Liabilities, damages, deficiencies, claims, awards, fines, penalties, judgments, Taxes, settlements, compromises, costs and expenses (including the costs of reasonable investigation and accountants' and attorneys' fees), whether or not involving any third party claims (collectively and individually, "Losses"), arising out of, resulting from or relating to (i) any of the Assumed Liabilities (other than Taxes) or (ii) any real property lease that would constitute an Excluded Asset but for the failure of the Company to obtain a third party's consent to the assignment of such lease to the PPB Sub.

        (b)    Indemnification by the Purchaser.    Subject to the provisions of this Agreement, from and after the Acceptance Date, the Purchaser shall indemnify, defend and hold harmless the PPB Sub and each of its affiliates and each of the PPB Sub's and its affiliates' respective officers, directors, employees, agents and representatives (collectively, the "PPB Indemnified Parties") from and against any and all Losses arising out of, resulting from or relating to any of the Retained Liabilities (other than Taxes).

        (c)    Claim Procedure.

          (i)    Upon receipt by the party seeking indemnification (the "Indemnified Party") from a third party of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Losses under Section 1(a) or Section 1(b) (a "Claim Notice"), the Indemnified Party (or the Purchaser or the PPB Sub, as applicable, on behalf of an Indemnified Party) shall promptly give written notice thereof to the party from which indemnification is sought (the "Indemnifying Party") indicating in reasonable detail the nature of such claim and the basis therefor, along with copies of any notice and documents related to such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to participate in the defense of and (subject to Section 1(c)(ii) below), at its option, to assume the defense of, at its own expense and by its own counsel, any such matter in respect of which a Claim Notice has been provided as to which either (x) the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party in respect of all Losses associated therewith or (y) the Indemnifying Party shall have agreed to pay the reasonable fees, costs and expenses of one separate counsel in each applicable jurisdiction to the Indemnified Party, who shall be entitled to participate in the defense of such matter pursuant to this Section 1(c). If the Indemnifying Party shall, in accordance with the preceding sentence, assume the defense of any such matter, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party, agree to cooperate fully with the Indemnifying Party and its counsel in the defense of such matter; provided, however, that the Indemnifying Party's counsel shall be reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not settle or consent to any judgment relating to any such matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, further, however, that the immediately preceding proviso shall not apply in the case of any settlement that unconditionally releases the Indemnified Party completely in connection with such matter and that provides relief solely of money damages borne by the Indemnifying Party.

          (ii)   Notwithstanding an election by the Indemnifying Party to assume the defense of such matter, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such matter at its own expense. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel in each applicable jurisdiction (and pay such fees, costs and expenses at least quarterly) if, but only if, (A) the Indemnified Party shall have reasonably concluded that (1) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (after consulting in good faith with outside counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (2) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Party or its affiliates (in which case, notwithstanding any other terms of this Agreement, the Indemnifying Party shall not have the right to direct the defense of such matter on behalf of the Indemnified Party); (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of any action or proceeding relating to such matter; or (C) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party's expense, including pursuant to clause (i)(y) of this Section 1(c). In addition, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party as to a matter for any period during which the Indemnifying Party has not assumed the defense thereof. In the event the Indemnifying Party does not assume control of the defense of any matter as provided above, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such matter; provided, however, that, whether or not the Indemnifying Party assumes the defense of any such matter, the Indemnified Party shall not admit any liability with respect to, or settle or consent to any judgment relating to, any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). In any event, the Indemnified Party and its counsel, on the one hand, and the Indemnifying Party and its counsel, on the other hand, shall cooperate with each other in the defense of the matter. All out-of-pocket costs and expenses incurred in connection with an Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such matter.

          (iii)  Notwithstanding anything in this Section 1(c) to the contrary, this Section 1(c) shall not apply, and Section 2 shall apply to the extent of any claims or other matters in connection with Taxes.

          (iv)  In the event any Indemnified Party has a claim against any Indemnifying Party under Section 1(a) or Section 1(b) that does not involve a third party, the Indemnified Party (or the Purchaser or the PPB Sub, as applicable, on behalf of an Indemnified Party) shall promptly deliver written notice thereof to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor, along with copies of any notice and documents related to such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure. The Indemnifying Party shall notify the Indemnified Party within ten (10) business days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Agreement, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provide above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 3(c).

        (d)    Waiver and Release by the PPB Sub.    From and after the Acceptance Date, the PPB Sub shall not have any right of contribution or indemnification against the Purchaser or the Company. Effective as of the Acceptance Date, the PPB Sub, on behalf of itself and each of its past, present and future affiliates, beneficiaries and assigns (the "PPB Sub Related Persons"), hereby releases and forever discharges the Purchaser and the Company and each of their respective past, present and future affiliates, subsidiaries, stockholders, successors and assigns, and their respective officers, directors, employees, agents and representatives (collectively, "Purchaser Releasees"), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Purchaser or the Company (including any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement) whether known or unknown, suspected or unsuspected, both at law and in equity, which the PPB Sub or any of the PPB Sub Related Persons now has, has ever had or hereafter has against the respective Purchaser Releasees. Notwithstanding the foregoing, the PPB Sub does not release, and this Section 1(d) shall not be deemed to affect, any obligation of the Purchaser pursuant to this Agreement, the Merger Agreement, the Contribution Agreement, the Working Capital Reconciliation Agreement, the PPB Services Agreement or the Noncompetition Agreement.

        (e)    Waiver and Release by the Company.    From and after the Acceptance Date, the Company shall not have any right of contribution or indemnification against the PPB Sub. Effective as of the Acceptance Date, the Company, on behalf of itself and each of its past, present and future affiliates, beneficiaries and assigns (the "Company Related Persons"), hereby releases and forever discharges the PPB Sub and each of its respective past, present and future affiliates, subsidiaries, stockholders, successors and assigns, and their respective officers, directors, employees, agents and representatives (collectively, "PPB Sub Releasees"), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the PPB Sub (including any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement) whether known or unknown, suspected or unsuspected, both at law and in equity, which the Company or any of the Company Related Persons now has, has ever had or hereafter has against the respective PPB Sub Releasees. Notwithstanding the foregoing, the Company does not release, and this Section 1(e) shall not be deemed to affect, any obligation of the PPB Sub pursuant to this Agreement, the Merger Agreement, the Contribution Agreement, the Working Capital Reconciliation Agreement, the PPB Services Agreement or the Noncompetition Agreement.

        (f)    Exclusive Remedy.    The rights of the Purchaser Indemnified Parties and the PPB Indemnified Parties to receive indemnification pursuant to this Agreement (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off and (ii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between this Section 1 and Section 2 with respect to Taxes, Section 2 shall control.

        SECTION 2.    TAX MATTERS

        (a)    Indemnification for Taxes.    The Purchaser Indemnified Parties shall be indemnified, defended and held harmless by the PPB Sub from and against any and all Losses arising out of, resulting from or related to (i) any breach of or inaccuracy in any representation and warranty contained in Section 3.12 of the Merger Agreement; (ii) Taxes of any of the Company and its Subsidiaries for any Pre-Acceptance Date Tax Period; (iii) Taxes of any other Person imposed on any of the Company or its Subsidiaries for any Pre-Acceptance Date Tax Period, whether imposed as a result of Treasury Regulation Section 1.1502-6 or any provision of any foreign, state or local Tax law having similar effect, by contract or otherwise; and (iv) the failure of the Company and its Subsidiaries to comply with their obligations under this Section 2; provided, however, that no indemnity shall be provided under this Section 2(a) for any Losses to the extent of any current liability for Taxes that is set forth on the ADS Business Balance Sheet (as such term is defined in the Working Capital Reconciliation Agreement) and taken into account in determining the Acceptance Date Net Working Capital (as such term is defined in the Working Capital Reconciliation Agreement). The amount of all indemnification obligations under this Agreement shall be (a) increased to take account of any net Tax cost actually incurred by the Purchaser Indemnified Party arising out of or in connection with any indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Purchaser Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Purchaser Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. For the purposes of this Section 2(a), reference to any "Loss" of any description shall be deemed to include amounts that would have constituted a "Loss" but for the set-off or other utilization of any loss, deduction or credit realized in, or attributable to, a Post-Acceptance Date Tax Period.

        (b)    Tax Returns.

          (i)    The Company shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. The Company shall make such Tax Returns available to the Purchaser for review no less than thirty (30) days in advance of the due date for filing any such Tax Returns to provide the Purchaser with a meaningful opportunity to analyze and comment on such Tax Returns before filing. The Company shall make such changes and revisions to such Tax Returns as are reasonably requested by the Purchaser. The Company shall cause such Tax Returns to be timely filed (taking into account extensions granted).

          (ii)   The Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods required to be filed after the Closing Date and all Straddle Periods. Except to the extent otherwise required by law, all such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. The Purchaser shall permit the PPB Sub to review and comment on each material Tax Return that is prepared under this Section 2(b)(ii) no less than thirty (30) days in advance of the extended due date for filing any such Tax Returns to provide the PPB Sub with a meaningful opportunity to analyze and comment on such Tax Returns before filing. The Purchaser shall make such changes and revisions to such Tax Returns as are reasonably requested by the PPB Sub to the extent that such revisions relate to Taxes of any Pre-Closing Tax Period for which the PPB Sub may be liable pursuant to Section 2(a), except (i) where a contrary position is required under applicable law or (ii) to the extent such comments, if incorporated in any such Tax Return, could reasonably be expected to have a material adverse affect resulting from incorporating such comments in such Tax Return on the liability for Taxes of the Purchaser, the Company or any of their affiliates in any Post-Closing Tax Period. In the event that the Tax liability of the Company or any of its Subsidiaries in a Pre-Closing Tax Period reflected on a Tax Return prepared under this Section 2(b)(ii) exceeds the reserve for such Tax liability reflected on the ADS Business Balance Sheet and taken into account in the calculation of Acceptance Date Net Working Capital, the Purchaser shall notify the PPB Sub of such excess and the PPB Sub shall promptly (but in any event within three (3) Business Days of the Purchaser's request) pay to the Purchaser an amount equal to such excess.

        (c)    Straddle Periods.    For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relate to the Pre-Acceptance Tax Period (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Acceptance Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a "closing-of-the-books" basis as if the relevant Straddle Period ended on the close of business on the Acceptance Date.

        (d)    Tax Contests.    The Purchaser shall promptly notify the PPB Sub in writing upon receipt by the Purchaser, the Company or any of their affiliates of a written notice of any pending or threatened Tax audits or assessments of the Company in which there are issues as to which the PPB Sub may have liability pursuant to Section 2.1(a) of this Agreement (such issues, "Tax Contest Claims"); provided, however, that no failure or delay by the Purchaser to provide notice of any Tax Contest Claim shall reduce or otherwise affect the obligation of the PPB Sub hereunder except to the extent the PPB Sub is actually prejudiced thereby. The Purchaser and the PPB Sub shall cooperate with each other in the conduct of any Tax Contest Claim. The PPB Sub shall have the right to control the conduct of any Tax Contest Claim if the PPB Sub agrees in writing that the PPB Sub is liable for the full amount of the Taxes payable with respect to such Tax Contest Claim (any such claim, a "Company Tax Contest Claim"); provided that: (i) the PPB Sub shall keep the Purchaser informed regarding the progress and substantive aspects of any Company Tax Contest Claim, including providing the Purchaser with all written materials relating to such Tax proceeding received from the relevant Governmental Entity; (ii) the Purchaser shall be entitled to participate in any Company Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any Company Tax Contest Claim and attending any conferences relating to any Company Tax Contest Claim; and (iii) the PPB Sub shall not compromise or settle any Company Tax Contest Claim, without obtaining the

Purchaser's prior written consent, which consent shall not be unreasonably withheld. The Purchaser shall control all other audit, examination or administrative or judicial proceedings in respect of Taxes.

        (e)    Tax Matters Cooperation.    Each of the parties to this Agreement shall cooperate in both (i) the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information and (ii) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of any of the Company or its Subsidiaries (collectively, "Tax Proceedings"). Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns or participating in Tax Proceedings, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority which relate to any of the parties to this Agreement, and providing copies of all relevant Tax Returns to the extent related to any of the parties to this Agreement, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any governmental authority and records concerning the ownership and tax basis of property, which the requested party may possess. The parties and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

        (f)    Successor Employer Status.    The Company and the PPB Sub shall, to the extent permitted by law, (i) treat the PPB Sub and its affiliates (as applicable) as a "successor employer" and the Company and its affiliates (as applicable) as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of the PPB Business that were employed by the Company and its affiliates prior to the Spin-Off for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Spin-Off occurs.

        (g)    Other Tax Matters.

          (i)    For purposes of this Agreement, (A) the term "Pre-Acceptance Date Tax Period" refers to any taxable period that ends on or before the Acceptance Date and the portion of any Straddle Period that ends on the close of business on the Acceptance Date; (B) the term "Post-Acceptance Date Tax Period" refers to any taxable period that begins after the Acceptance Date and that portion of any Straddle Period that begins on the day after the Acceptance Date; and (C) the term "Straddle Period" means any taxable period that begins on or before, and ends after, the Acceptance Date.

          (ii)   For purposes of this Section 2, references to any of the Purchaser, the Company, and any of their affiliates shall include successors.

          (iii)  The covenants and agreements of the parties contained in this Section 2 shall survive the Acceptance Date and shall remain in full force and effect until such covenant or agreement is fully performed.

          (iv)  In the event of any conflict between this Section 2 and the Merger Agreement, this Section 2 shall control.

        SECTION 3.    MISCELLANEOUS

        (a)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to the Purchaser, to:

      DG FastChannel, Inc.
      750 W. John Carpenter Freeway, Suite 700
      Irving, TX 75039
      Attention: Chief Financial Officer
      Telephone No.: (972) 581-2000
      Facsimile No.: (972) 581-2100

      with a copy to:

      Latham & Watkins LLP
      555 Eleventh Street NW, Suite 1000
      Washington, DC 20004
      Attention:    William P. O'Neill
                            Eric L. Bernthal
      Telephone No.: (202) 637-2200
      Facsimile No.: (202) 637-2201

                and

          (b)   if to the PPB Sub, to:

      New 360
      2777 North Ontario Street
      Burbank, CA 91504
      Attention: Chief Financial Officer
      Telephone No.: (818) 565-1400
      Facsimile No.: (818) 847-2503

      with a copy to:

      Troy & Gould PC
      1801 Century Park East, Suite 1600
      Los Angeles, CA 90067
      Attention: William Gould
      Telephone No.: (310) 780-1338
      Facsimile No.: (310) 201-4746

        (b)    Counterparts; Facsimile.    This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

        (c)    Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

        (d)    Assignment.    This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        (e)    Amendments; Waiver.    This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        (f)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Merger Agreement are fulfilled to the extent possible.

        (g)    Transferee Liability.

          (i)    Prior to the third anniversary of the date of this Agreement, the PPB Sub agrees that it shall not sell, convey or otherwise transfer any material assets to a third party, in a single transaction or series of related transactions, if, at the time of such transaction(s) (or pro forma, after giving effect to such transaction(s)), the PPB Sub has Deficient Net Consolidated Assets (as defined below), unless, at least fifteen (15) business days prior to the closing of such transaction(s), (A) each transferee of such Assets delivers to the Purchaser a valid guaranty (in form and substance reasonably satisfactory to the Purchaser), executed by a duly authorized officer of such transferee, unconditionally (1) guaranteeing the Liabilities of the PPB Sub under this Agreement and (2) agreeing to cause any affiliate of such transferee to which such transferee sells, conveys or otherwise transfers any material assets to deliver a comparable guaranty as a condition precedent to such transaction; provided that (1) the PPB Sub shall remain bound in all respects by the terms of this Agreement, (2) the maximum liability that any such transferee will have under this Agreement shall be equal to the value of the assets acquired from the PPB Sub as of the date of such acquisition and (3) the guaranty delivered to the Purchaser shall set forth the applicable transferee's best estimate of the value of such assets and (B) the PPB Sub delivers to the Purchaser a written certification, duly executed by the chief financial officer of the PPB Sub, as to the PPB Sub's best estimate of the value of such assets.

          (ii)   For the purpose of this Section 3(g), (A) the value of assets transferred to any transferee shall equal the sum of (1) the amount of any cash paid for such assets and (2) the value of any non-cash consideration, as reasonably determined by the chief financial officer of the PPB Sub; provided, however, that the Purchaser shall be entitled to determine in its reasonable judgment the value of such assets if the transfer is not made at arms' length or the Purchaser otherwise reasonably determines that the value otherwise determined in accordance with this sentence is incorrect in any material respect, and (B) the PPB Sub shall be deemed to have "Deficient Net Consolidated Assets" if it has tangible assets (exclusive of goodwill), net of all liabilities ("Net Assets"), equal to less than fifty percent (50%) of the Net Assets of the PPB Sub as of the Acceptance Date, based on GAAP consistent with the accounting principles and practices applied in the preparation of the financial statements included in the Form 10, applied on a consistent basis during the periods involved.

        (h)    WAIVER OF JURY TRIAL.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(h).

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.
By:
Name: Scott K. Ginsburg
Title: Chairman of the Board and Chief Executive Officer
NEW 360
By:
Name: Haig S. Bagerdjian
Title: Chairman, President and CEO

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FORM OF INDEMNIFICATION AND TAX MATTERS AGREEMENT